Exhibit 99.1
PHH Available Funding Capacity Not Impacted by Moody’s Downgrade
Chesapeake Funding Program extended to December 17, 2008
Mt. Laurel, N.J., December 8, 2008 - PHH Corporation (NYSE: PHH) today announced that there will be no impact to the available capacity under any of its funding arrangements from the ratings actions taken by Moody’s on December 8, 2008 as there are no events of default related to the maintenance of investment grade ratings. Moody’s downgraded PHH’s senior unsecured debt obligations from Baa3 to Ba1 and its short term rating to Not-Prime from Prime-3.
PHH also announced that it had agreed with its lenders in the Chesapeake Funding LLC (“Chesapeake”) program to extend the expiry date under the Series 2006-2 notes issued under the program from December 8, 2008 to December 17, 2008 in order to provide additional time for the lenders in the Chesapeake program and the Company to complete negotiations over certain substantive amendments to the two series of notes comprising the Chesapeake program as announced in PHH’s press release on November 26, 2008.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States.1 Its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries please visit www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2008
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Contact Information:
Investors:
Nancy R. Kyle
856-917-4268
Media:
Karen K. McCallson
856-917-8679